EXHIBIT 16.1

March 1, 2024
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read Item 4.01 of Form 8-K dated March 1, 2024, of Shockwave Medical, Inc., and are in agreement with the statements contained in paragraphs one through four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP